JetBlue Airways Investor Relations

Lisa Studness

Cindy England

(718) 709-2202

ir@jetblue.com

Investor Update

October 23, 2007

This investor update provides our investor guidance for the fourth quarter ending December 31, 2007 and full year 2007.  Our guidance includes the impact of the removal of one row of seats from each of our Airbus A320 aircraft which was completed in early February.

Current News

JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Richmond, VA – Fort Lauderdale, FL	1x	November 1, 2007
Fort Lauderdale, FL – Ponce, Puerto Rico	1x	November 5, 2007
Buffalo, NY – Orlando, FL	1x	November 15, 2007
Rochester, NY – Orlando, FL	1x	November 15, 2007
Burbank, CA – Salt Lake City, UT	1x	December 15, 2007
Burlington, VT – Orlando, FL	1x	January 10, 2008
Charlotte, NC – Fort Lauderdale, FL	1x	January 10, 2008
Portland, ME – Orlando, FL	1x	January 10, 2008
Raleigh-Durham, NC – Fort Lauderdale, FL	1x	January 10, 2008
New York, NY (JFK) – Puerto Plata, Dominican Republic	1x	January 10, 2008
New York, NY (JFK) – St Maarten, Netherlands Antilles	1x	January 17, 2008

Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.

Capacity Growth

(Year over year percentage growth range)

	Fourth Quarter 2007	Full Year 2007
Available Seat Miles (ASMs)	10-12%	11-13%

ASMs by Aircraft Type as a Percentage of Total ASMs

	Fourth Quarter 2007 (quarter average)		Full Year 2007 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	89%	11%	91%	9%

Our average stage length is projected to be approximately 1,130 miles in the fourth quarter of 2007 versus 1,087 miles in the same prior year period and approximately 1,130 miles for the full year 2007 versus 1,186 miles for full year 2006.

Aircraft Delivery Schedule

As of September 30, 2007, our fleet was comprised of 103 Airbus A320 aircraft and 29 EMBRAER 190 aircraft and had on order 145 aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year), with options to acquire 140 additional aircraft.  The 2007 delivery schedule and related financings are:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Sale/Leaseback		Mortgage	Sale/Leaseback
Q407	3	3		1		1
Total at Year End	104	80	24	30	1	29

During the third quarter of 2007, JetBlue sold one Airbus A320 aircraft and returned one Airbus A320 to its lessor prior to its scheduled lease termination.  During the fourth quarter of 2007, JetBlue plans to sell two additional Airbus A320 aircraft.

JetBlue also announced the planned sale of two of its Airbus A320 aircraft during the second quarter of 2008.

Passenger Revenue per Available Seat Mile (PRASM)

(Estimated year over year percentage improvement)

	Fourth Quarter 2007	Full Year 2007
Estimated PRASM	2-4%	5-7%

Stock Option Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $4 million in the fourth quarter of 2007 and will total approximately $17 million for the full year 2007.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price.  Currently, the agreements covering 2007 are:

	Gallons (Est. % of consumption)	Price
Q4 ‘07	53 million (47%)	6% in heat collars with the average cap at $2.21/gal and the average put at $1.93/gal 41% in heat swaps at an average of $1.93/gal

	Fourth Quarter 2007	Full Year 2007
Estimated Fuel Gallons Consumed	114 million	445 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.23	$2.07

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	Fourth Quarter 2007	Full Year 2007
Estimated CASM	11-13%	6-8%

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	Fourth Quarter 2007	Full Year 2007
Estimated Ex-fuel CASM	6-8%	5-7%

Operating Margin

(Estimated operating margin range)

	Fourth Quarter 2007	Full Year 2007
Estimated Operating Margin Range	3-5%	5-7%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	Fourth Quarter 2007	Full Year 2007
Estimated Pre-tax Margin Range	(1)-1%	1-3%

Tax Rate

We currently expect an annual effective tax rate of approximately 51%.  However, our actual tax rate in both fourth quarter and full year 2007 could differ due to the non-deductibility of certain items for tax purposes.

Weighted Average Shares Outstanding

Share count estimates for calculating basic and diluted earnings per share are:

Fourth Quarter 2007		Full Year 2007
Basic	Diluted	Basic	Diluted
180.6	184.6	179.6	183.7

These share count estimates assume 20% annual stock price appreciation and are based on several assumptions.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(millions)

	Fourth Quarter 2007	Full Year 2007
Aircraft	$150	$725
Non-aircraft*	$35	$85
Total	$185	$810

*2007 non-aircraft capital expenditure estimate includes $45 million, of which $20 million will be spent in the fourth quarter, in leasehold improvements related to construction of the Company’s new terminal at JFK.

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.